As filed with the Securities and Exchange Commission on October 11, 2022

Registration No. 333-260842

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective

Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Nutriband Inc.

(Exact name of registrant as specified in its charter)

Nevada	2834	81-1118176
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

121 South Orange Ave., Suite 1500

Orlando, Florida 32801

(407) 377-6695

(Address and telephone number of principal executive offices)

Nutriband Inc. 2021 Employee Stock Option Plan

(Full Title of Plan)

Gareth Sheridan, Chief Executive Officer

Nutriband Inc.

121 South Orange Ave., Suite 1500

Orlando, Florida 32801

(407) 377-6695

(Telephone number, including area code of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non- accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $.001 Par Value Per Share	200,000 shs	$3.82	$764,000	$84.19

(1)	The Registrant is registering 200,000 additional shares of common stock under its 2021 Employee Stock Option Plan (the (“Plan”), which were added effective February 1, 2022 to the original 350,000 shares reserved under the Plan, pursuant to the automatic adjustment provided in Section 6(a) of the Plan described below in the Explanatory Note. Registration fees were paid upon filing on November 5, 2021 of the original Registration Statement on Form S-8 (File No. 333-260842) for the shares of common stock initially reserved under the Plan. Consequently, only additional registration fees applicable to the 200,000 share automatic increase in shares of Common Stock reserved under the Plan are required to be paid with respect to the filing of this Post-Effective Amendment No. 1.

(2)	In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares of Common Stock that may be offered or issued by reason of stock splits, stock dividends or similar transactions.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h)(1) under the Securities Act. The offering price per share is based upon the reported last sale price of the Company’s common stock on October 10, 2022, on The Nasdaq Capital Market of $3.82.

Explanatory Note Pursuant to General Instruction E of Form S-8

This Post-Effective Amendment to the registration statement (the “Registration Statement”) covers an additional 200,000 shares of common stock that as of February 1, 2022 became additionally reserved for issuance of options under the Nutriband, Inc. 2021 Employee Stock Option Plan, as amended and restated (the “Plan”). Section 6(a) of the Plan provides for an automatic annual increase on February 1 of each year, beginning in 2022 and ending in 2031, equal to the lesser of (i) 200,000 shares of common stock or (ii) five percent (5%) of the total shares of common stock outstanding on such date (including for this purpose any shares of common Stock issuable upon conversion of any outstanding capital equity of the Company) or (iii) such lesser number as determined by the Board.

Pursuant to General Instruction E of Form S-8, Nutriband Inc. (the “Company”) hereby incorporates by reference the Registration Statement as originally filed on November 5, 2021 to the extent that any parts of the Registration Statement are modified or superseded by this Registration Statement and any document incorporated by reference herein.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

Nutriband Inc. (the “Registrant” or “Company”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

The Registrant’s Prospectus, dated July 8, 2022, filed with the Commission pursuant to Rule 424(b) under the Securities Act, as a part of the Post-Effective Registration Statement on Form S-1, as amended and supplemented (File No. 333-259833), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed and the description of the Registrant’s common stock (the “Prospectus”).

In addition, all reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any document or any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 2: REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

The documents containing the information specified in this Part I of this Registration Statement will be sent or given to participants in the 2021 Employee Stock Option Plan as specified by Rule 428(b)(i) under the Securities Act. Such documents are not required to be, and are not being, filed by the Registrant with the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents previously filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

1.	The Company’s Registration Statement on Form 10-12G under the Exchange Act, as filed with the Commission on June 2, 2016, File No. 000-55644,together with Amendment Nos. 1, 2, 3 and 4, thereto, filed with the Commission on July 8, July 27, August 11 and August 25, 2016, respectively, the description of common stock set forth therein, including any amendments or reports filed for the purpose of updating such description.

2.	The Company’s Annual Report on Form 10-K under the Exchange Act for the fiscal year ended January 31, 2022, as filed with the Commission on April 29, 2022.

3.	Post-Effective Amendment No. 3, filed with the Commission on June 29, 2022 and declared effective on June 30, 2022, to the Company’s Registration Statement on Form S-1 (File No. 333-259833), declared effective by, the Commission on October 1, 2021, covering the public offering of the Company’s common stock closed October 5, 2021, and the Prospectus, filed pursuant to Rule 424(b)(4), on July 8, 2022 for such Registration Statement (the “Prospectus”).

4.	Prospectus Supplement No. 1 to the Prospectus, filed by the Company pursuant to Rule 424(b)(3) with the Commission on October 6, 2022.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Our financial statements as of January 31, 2022 and 2021 have been incorporated by reference herein and are included in reliance on the reports of Sadler, Gibb & Associates, LLC, an independent registered public accounting firm, on the authority of such firm as experts in accounting and auditing.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada Revised Statutes 78.7502 and 78.751 provide broad authority for the indemnification of directors, officers and certain other persons.

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)	is not liable pursuant to Nevada Revised Statute 78.138, or

(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

In addition, Section 78.7502 permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)	is not liability pursuant to Nevada Revised Statute 78.138; or

(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, the corporation is required to indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Section 78.751 of the Nevada Revised Statutes provides that such indemnification may also include payment by the Company of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if he shall be ultimately found not to be entitled to indemnification under Section 78.751. Indemnification may be provided even though the person to be indemnified is no longer a director, officer, employee or agent of the Company or such other entities.

Section 78.752 of the Nevada Revised Statutes allows a corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Other financial arrangements made by the corporation pursuant to Section 78.752 may include the following:

(a)	the creation of a trust fund;

(b)	the establishment of a program of self-insurance;

(c)	the securing of its obligations of indemnification by granting a security interest or other lien on any assets of the corporation; and

(d)	the establishment of a letter of credit, guaranty or surety.

No financial arrangement made pursuant to Sect ion 78.752 may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses of indemnification ordered by a court.

Any discretionary indemnification pursuant to Section 78.7502 of the Nevada Revised Statutes, unless ordered by a court or advanced pursuant to an undertaking to repay the amount if it is determined by a court that the indemnified party is not entitled to be indemnified by the corporation, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)	by the stockholders;

(b)	by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c)	if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or

(d)	if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Subsection 7 of Section 78.138 of the Nevada Revised Statutes provides that, subject to certain very limited statutory exceptions, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer, unless it is proven that the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and such breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The statutory standard of liability established by Section 78.138 controls even if there is a provision in the corporation’s articles of incorporation unless a provision in the corporation’s articles of incorporation provides for greater individual liability.

Our bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any threatened, pending, or completed action, suit or proceeding, whether formal or informal, civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director of or who is or was serving at our request as a director, officer, employee or agent of this or another corporation or of a partnership, joint venture, trust, other enterprise, or employee benefit plan (a “covered person”), whether the basis of such proceeding is alleged action in an official capacity as a covered person shall be indemnified and held harmless by us to the fullest extent permitted by applicable law, as then in effect, against all expense, liability and loss (including attorneys’ fees, costs, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who ceased to be a covered person and shall inure to the benefit of his or her heirs, executors and administrators.

However, no indemnification shall be provided hereunder to any covered person to the extent that such indemnification would be prohibited by Nevada state law or other applicable law as then in effect, nor, with respect to proceedings seeking to enforce rights to indemnification, shall we indemnify any covered person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person except where such proceeding (or part thereof) was authorized by our board of directors, nor shall we indemnify any covered person who shall be adjudged in any action, suit or proceeding for which indemnification is sought, to be liable for any negligence or intentional misconduct in the performance of a duty.

Our directors may cause us to purchase and maintain insurance for the benefit of a person who is or was serving as a director, officer, employee or agent of us or of a corporation of which we are or were a stockholder and his heirs or personal representatives against a liability incurred by him as a director, officer, employee or agent.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

ITEM 8. EXHIBITS

Exhibits

Exhibit Number	Description
3.1A	Articles of Incorporation. (Filed as Exhibit 3.1A to the the Company’s registration statement on Form 10, which was filed with the Commission on June 2, 2016, and incorporated herein by reference.)
3.1B	Amendment to Articles of Incorporation, filed May 12, 2016. 2(Filed as Exhibit 3.1B to the the Company’s registration statement on Form 10, which was filed with the Commission on June 2, 2016, and incorporated herein by reference.)
3.1C	Certificate of Change filed with the Nevada Secretary of State on August 4, 2022. (Filed as Exhibit 3.1C to the Company’s Current Report on Form 8-K, filed August 10, 2022).
3.1	Certificate of Amendment filed January 22, 2020. (Filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed January 27, 2020).
3.2	By-Laws. (Filed as exhibit to the Company’s registration statement on Form 10, which was filed with the Commission on June 2, 2016, and incorporated herein by reference.)
3.2A	Amended and Restated By-Laws adopted January 21, 2022. (Filed as Exhibit 3.2A to the Company’s Current Report on Form 8-K, which was filed with the Commission on January 27, 2022.)
5.1	Opinion of Michael Paige Law PLLC, counsel to the Company, regarding the legality of the Common Stock being registered. (Filed as Exhibit 5.1 to the Company’s Registration Statement on Form S-8, filed with the Commission on November 5, 2021.)
10.1	Nutriband Inc. 2021 Employee Stock Option Plan. (Filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-8, filed with the Commission on November 5, 2021.)
10.2	Form of Employee Option Award Agreement. (Filed as Exhibit 10.2 to the Company’s Registration Statement on Form S-8, filed with the Commission on November 5, 2021.)
23.1*	Consent of Sadler, Gibb & Associates, LLC.

*	Filed herewith.

ITEM 9. Undertakings

A.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of  Orlando, Florida, on October 11, 2022

NUTRIBAND INC.
(Registrant)

By:	/s/ Gareth Sheridan
Gareth Sheridan
Title:	Chief Executive Officer

By:	/s/ Gerald Goodman
Gerald Goodman
Title:	Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gareth Sheridan and Serguei Melnik, and each of them, individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, in connection with this Registration Statement on Form S-8 and any or all amendments, including post-effective amendments to the Registration Statement and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities set forth below on November 5, 2021.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gareth Sheridan	Chief Executive Officer and Director	October 11, 2022
Gareth Sheridan

/s/ Serguei Melnik	Chairman, President and Secretary	October 11, 2022
Serguei Melnik

/s/ Mark Hamilton	Director	October 11, 2022
Mark Hamilton

/s/ Radu Bujoreanu	Director	October 11, 2022
Radu Bujoreanu

/s/ Stefani Mancas	Director	October 11, 2022
Stefan Mancas

Irina Gram	Director	October 11, 2022
Irina Gram

INDEX TO EXHIBITS

23.1	Consent of Sadler, Gibb & Associates, LLC.